Regency Energy Partners Announces New Chief Legal Officer

DALLAS, May 1, 2008 – The Board of Directors of Regency Energy Partners LP (Nasdaq: RGNC) announced today the appointment of Dan Fleckman as chief legal officer, executive vice president and secretary.

Fleckman has more than 35 years of experience in private practice and corporate executive legal positions, representing publicly and privately held companies in corporate finance, corporate governance, mergers and acquisitions, and strategic alliances. He comes to Regency from Vinson & Elkins LLP in Houston where he most recently served as partner.

Fleckman will replace William E. Joor III, who, as previously announced, will retire May 15, 2008.

Byron R. Kelley, Regency’s chairman, president and chief executive officer, said, “Regency is fortunate to have attracted an executive of this caliber.  Dan is a recognized legal expert in the Master Limited Partnership (MLP) space, having advised a large number of sponsors and MLP companies regarding structure, financing and acquisition activity.  We are pleased he has joined our team.”

Fleckman received a bachelor’s degree in accounting from the University of Texas and graduated from the University of Texas School of Law.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids.  Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE).  For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:
Shannon Ming
Vice President, Investor Relations & Communications
Regency Energy Partners
214-239-0093
shannon.ming@regencygas.com

Media Relations:
Elizabeth Browne Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com